AES Expands Leadership Team

      New Organization Aligns Regional Business Units to Drive Performance

ARLINGTON, Va.--(BUSINESS WIRE)--May 5, 2005--The AES Corporation (NYSE: AES -
News) today announced the expansion of its leadership team and a new regional organizational structure to drive business performance and position the company for long-term quality growth.

The new structure includes the addition of four regional presidents to lead AES's businesses in 27 countries. The regional presidents will report to AES's President and Chief Executive Officer, Paul Hanrahan. The businesses will be aligned on a regional basis as compared to the previous business line structure. The organizational changes also streamline some corporate functions in order to more effectively support AES businesses around the globe.


"Our previous organizational structure by business lines was very successful and allowed us to achieve strong financial results over the past two years," said Hanrahan. "The timing is right to move the organization to the next level of business performance. The regional alignment will allow us to capture the benefits of regional integration, both in terms of our existing businesses and future expansion opportunities."


AES's four new regional business groups and leaders include:

     o North America. David Gee will serve as regional President of the North America group. Gee has led AES's strategy group since 2004. Prior to joining AES, he was with PG&E Corporation, McKinsey and Company, Inc. and Baker Hughes.
     o Latin America. Andres Gluski will serve as regional President of the Latin America group. Since joining AES in 2000, Gluski has held several senior leadership positions. He led the company's business in the Caribbean and Central America and served as Chairman and CEO of Electricidad de Caracas in Venezuela and of Gener in Chile. Prior to joining AES, he worked in executive positions in the Venezuelan government, multilateral and financial institutions and private utilities.
     o Asia. Haresh Jaisinghani will serve as regional President of the Asia group. Since joining AES in 1994, Jaisinghani has held senior leadership positions in Asia and the Pacific region, where he worked in business development and subsequently led the company's business operations.
     o Europe, Africa and the Middle East. Shahzad Qasim will serve as regional President of the Europe, Africa and Middle East group. Since joining AES in 1992, Qasim has held senior leadership positions in the Middle East and North Africa, where he worked in business development and subsequently led the company's business operations. Before joining AES, he was with the consulting firms McKinsey and Company, Inc. and Stone and Webster Management Consultants.

Other AES leaders will be assuming new responsibilities on the leadership team. William Luraschi will lead Corporate Development and Strategy. He formerly served as General Counsel. He has been with AES since 1993 and played a significant role during the company's restructuring, leading its successful asset sales program. Brian Miller was named General Counsel and will continue to serve as Corporate Secretary. He joined the company in 2001 and most recently served as Deputy General Counsel and Corporate Secretary.

Hanrahan also announced the creation of a corporate Business Excellence group which will consolidate many of the corporate functions into one group responsible for performance improvement and providing support to AES's regional businesses. Jay Kloosterboer will lead this function. Kloosterboer served as Chief Human Resources Officer since 2003. Prior to joining AES, Jay Kloosterboer held senior positions at Honeywell International and also worked at General Electric.

The members of the Executive Office, which has key decision-making authority for the company on management and operational issues, remain: Richard Darman, Chairman; Paul Hanrahan; Robert Hemphill; William Luraschi; John Ruggirello; and Barry Sharp.

About AES

AES is a leading global power company, with 2004 sales of $9.5 billion. AES operates in 27 countries, generating 44,000 megawatts of electricity through 120 power facilities and delivers electricity through 15 distribution companies. Our 30,000 people are committed to operational excellence and meeting the world's growing power needs. To learn more about AES, please visit www.aes.com or contact media relations at media@aes.com.

--------------------
Contact:
     The AES Corporation
     Media:
     Robin Pence, 703-682-6552
     or
     Investor:
     Scott Cunningham, 703-682-6336